Exhibit 4.1

FORM OF 12% SECURED PROMISSORY NOTE

THIS PROMISSORY NOTE MAY NOT BE TRANSFERRED OR ASSIGNED

$ [ ]	December , 2009

FOR VALUE RECEIVED, MDRNA, Inc., a Delaware corporation (“MDRNA”), and MDRNA RESEARCH, Inc., a Delaware corporation (“Research”; jointly and severally, the “Borrower”), hereby promise to pay to [                    ] (the “Holder”), at [                    ], or at such other place as Holder may from time to time designate in writing, on the Maturity Date (as defined below) the principal sum of [                    ] ($        ) (the “Principal”), together with interest in arrears from and including the date hereof on the unpaid Principal balance hereunder. This Promissory Note (as amended, modified and supplemented from time to time, this “Note”) is issued pursuant to that certain Note and Warrant Purchase Agreement by and among MDRNA, Research, the Holder and the other purchasers a party thereto, dated as of December 22, 2009 (as amended the “Purchase Agreement”). The Principal shall be payable by the Borrower in accordance with the terms of this Note, but in any case no later than the earlier of (A) February 1, 2010 or (B) upon an acceleration in accordance with Section 6 herein (the “Maturity Date”). This Promissory Note is one of four related promissory notes of like tenor issued by the Borrower on the date hereof to the Purchasers identified in the Purchase Agreement (collectively, the “Holders”), in the combined aggregate principal amount of $1,000,000.00 (collectively, the “Notes”). The Notes, together with the Purchase Agreement, Security Agreement (as defined below), IP Security Agreement (as defined below) and all other agreements, instruments, documents and certificates executed and/or delivered in connection with the Purchase Agreement or the transaction documents contemplated thereby shall be termed the “Transaction Documents”. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Purchase Agreement.

1. Interest Rate. The Principal shall accrue interest from the date of this Note until the Principal is paid in full at the rate of twelve percent (12%) per annum. Interest shall be calculated on the basis of a 360-day year. In no event shall the interest rate on this Note exceed the maximum interest rate permitted by applicable law.

2. Principal and Interest Repayment. The entire outstanding Principal balance under this Note and accrued interest thereon shall be due on the Maturity Date.

3. Place of Payment. All amounts payable hereunder shall be payable in immediately available funds in U.S. dollars at the address of Holder set forth above, unless another place of payment shall be specified in writing by the Holder.

4. Prepayment of Note. The Borrower shall have the right to prepay, without penalty or premium, any Principal and/or accrued interest due under this Note at any time and from time to time. If Borrower elects to make a prepayment under this Note, then any prepayment of the Principal shall be accompanied by all accrued interest on the amount of Principal being prepaid and the Borrower must simultaneously take the same action in the same proportion with respect to all of the other Notes.

5. Default. The occurrence of any of the following shall constitute an “Event of Default”:

(a) Failure by the Borrower to pay any unpaid principal balance of this Note or in the payment of interest thereon for a period of three (3) days after the same has become due and payable in accordance with the terms hereof;

(b) The Borrower breaches any of its other obligations under any of the Transaction Documents and fails to cure such breach within 30 days after the earlier of (i) the date on which an officer of the Borrower has actual knowledge of such failure and (ii) the date on which notice shall have been given to Borrower from Holder;

(c) Any warranty, representation or statement made or deemed made by or on behalf of the Borrower in any of the Transaction Documents shall be false or misleading in any material respect at the time such warranty, representations or statement was made or deemed to be made;

(d) Any of the Collateral (as defined in the Security Agreement) is subjected to attachment, execution, levy, seizure or confiscation in any legal proceeding or otherwise, or if any legal or administrative proceeding is commenced against the Borrower or any of the Collateral, which in the good faith judgment of EOS Holdings LLC, as agent for the Holders (the “Agent”), subjects any of the Collateral to a material risk of attachment, execution, levy, seizure or confiscation and no bond is posted or protective order obtained to negate such risk within 10 days following such attachment, execution, levy, seizure or confiscation;

(e) One or more judgments, orders or decrees shall be rendered against the Borrower or any Subsidiary of the Borrower that exceeds by more than $150,000 any insurance coverage applicable thereto (to the extent the relevant insurer has been notified of such claim and has not denied coverage therefor) and either (i) enforcement proceedings shall have been commenced by any creditor upon any such judgment, order or decree or (ii) such judgment, order or decree shall not have been vacated or discharged for a period of 10 consecutive days and there shall not be in effect (by reason of a pending appeal or otherwise) any stay of enforcement thereof;

(f) The Borrower or any Subsidiary of the Borrower shall generally not pay its debts as such debts become due, shall admit in writing its inability to pay its debts generally, shall make a general assignment for the benefit of creditors, or shall cease doing business as a going concern, (ii) any proceeding shall be instituted by or against the Borrower or any Subsidiary of the Borrower seeking to adjudicate it a bankrupt or insolvent or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, composition of it or its debts or any similar order, in each case under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or seeking the entry of an order for relief or the appointment of a custodian, receiver, trustee, conservator, liquidating agent, liquidator, other similar official or other official with similar powers, in each case for it or for any substantial part of its property and, in the case of any such proceedings instituted against (but not by or with the consent of) such Borrower or such Subsidiary, either such proceedings shall remain undismissed or unstayed for a period of 45 days or more or any action sought in such proceedings shall occur or (iii) the Borrower or any Subsidiary of the Borrower shall take any corporate or similar action or any other action to authorize any action described in clause (i) or (ii) above;

(g) Any material provision of any of the Transaction Documents shall fail to be valid and binding on, or enforceable against, the Borrower party thereto, (i) any Transaction Document, purporting to grant a security interest to secure any obligation shall fail to create a valid and enforceable security interest on any material Collateral purported to be covered thereby or such security interest shall fail or cease to be a perfected lien with the priority required in the relevant Transaction Document, or (ii) any subordination provision set forth in any document evidencing or relating to any subordinated indebtedness shall, in whole or in part, terminate or otherwise fail or cease to be valid and binding on, or enforceable against, any agent for or holder of such subordinated indebtedness (or such person shall so state in writing);

6. Upon Occurrence of Event of Default. Upon the occurrence and during the continuance of an Event of Default, the Holder, at the Holder’s sole option, may declare all unpaid Principal hereof and all accrued interest thereon to be immediately due and payable and the same shall become immediately due and payable upon such declaration.

7. Late Fees. If Holder does not receive any payment due under this Note or any of the Transaction Documents from the Borrower within 4 days after its due date, then, at Holder’s election, Borrower agrees to pay to Agent for the ratable benefit of all Holders, a late fee equal to (a) 5% of the amount of such unpaid payment or (b) such lesser amount that, if paid, would not cause the interest and fees paid by such Loan Party under this Agreement to exceed the Maximum Lawful Rate (as defined below) (the “Late Fee”).

8. Default Rate. The Note shall bear interest, at the option of Holder, from and after the occurrence and during the continuation of an Event of Default (as defined below), at a rate equal to the lesser of (a) seven percent (7%) above the rate of interest set forth in Section 1 and (b) the Maximum Lawful Rate (the “Default Rate”). The application of the Default Rate shall not be interpreted or deemed to extend any cure period or waive any Default or Event of Default or otherwise limit Holder’s right or remedies hereunder. All interest payable at the Default Rate shall be payable on demand.

9. Maximum Lawful Rate. Anything herein, any Note or any other Transaction Document to the contrary notwithstanding, the obligations of the Borrower thereunder shall be subject to the limitation that payments of interest shall not be required, for any period for which interest is computed hereunder, to the extent (but only to the extent) that contracting for or receiving such payment by Agent and Holders would be contrary to the provisions of any law applicable to Agent and Holders limiting the highest rate of interest which may be lawfully contracted for, charged or received by Agent and Holders, and in such event Borrower shall pay Agent and Holders interest at the highest rate permitted by applicable law (“Maximum Lawful Rate”); provided, however, that if at any time thereafter the rate of interest payable hereunder or thereunder is less than the Maximum Lawful Rate, Borrower shall continue to pay interest hereunder at the Maximum Lawful Rate until such time as the total interest received by Agent and Holders is equal to the total interest that would have been received had the interest payable hereunder been (but for the operation of this paragraph) the interest rate payable since the making of this Note as otherwise provided in this Note or any other Transaction Document.

10. Waiver. The Borrower waives presentment and demand for payment, notice of dishonor, protest and notice of protest of this Note, and shall pay all costs of collection when incurred, including, without limitation, reasonable attorneys’ fees, costs and other expenses.

11. Security Interest. The Borrower’s obligations under this Note and the other Notes are secured pursuant to that certain Security Agreement, dated as of the date hereof, by MDRNA and Research in favor of the Holders of the Notes (the “Security Agreement”) and that certain Intellectual Property Security Agreement, dated as of the date hereof, by MDRNA and Research in favor of the Holders of the Notes (the “IP Security Agreement”).

12. Amendments. Any term of this Note may be amended or waived upon the written consent of the Borrower and the Holder of this Note.

13. Governing Law. This Note shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, excluding conflict of laws principles that would cause the application of laws of any other jurisdiction.

14. Successors and Assigns. The provisions of this Note shall inure to the benefit of and be binding on any successor or assign of the Borrower, or the Holder, as the case may be. If the Borrower shall merge or consolidate with or into, or transfer a material portion of its assets, including, but not limited to, permits, leases, operations, and/or goodwill, to another corporation or other form of business organization, the Borrower may assign this Note to the successor of the Borrower resulting from such merger, consolidation, or transfer. Except as expressly provided herein, neither the Holder nor the Borrower may assign this Note without the prior consent of the other party hereto. No assignment by Borrower will be deemed a novation, but instead, Borrower shall continue to remain liable hereunder in the event Borrower’s obligations under this Note are not satisfied and this Note is not paid in the manner prescribed herein by any assignee of Borrower.

IN WITNESS WHEREOF, each of the undersigned has executed this Note as of the date first set forth above.

BORROWER:

MDRNA, INC.

By:
Name:
Title:

MDRNA RESEARCH, INC.

By:
Name:
Title: